Exhibit 10.49

AMENDMENT NO. 2

TO

1847 HOLDINGS LLC

2023 EQUITY INCENTIVE PLAN

The 1847 Holdings LLC 2023 Equity Incentive Plan (the “Plan”) is hereby amended as follows:

Section 4.1 of the Plan is hereby amended in its entirety to read as follows:

“4.1 Number of Shares Available for Awards. Subject to adjustment as provided in Section 4.3 herein, the maximum number of Shares available for issuance to Participants under the Plan shall be 38,462 Shares. In addition, the number of Shares available for issuance under the Plan will automatically increase on January 1 of each calendar year during the term of the Plan by an amount equal to five percent (5%) of the total number of Shares issued and outstanding on December 31 of the immediately preceding calendar year. Notwithstanding the foregoing, the maximum aggregate number of Shares that may be issued as Incentive Share Options is equal to the maximum number of Shares available for issuance under the Plan without taking into account any automatic increases in the share reserve according to this Section 4.1.”

Except as herein amended, the provisions of the Plan shall remain in full force and effect.

Effective as of July 25, 2024